Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made by and between Supera Group, LLC., a Nevada limited liability company (referred to as "Licensor"), having a principal place of business at 23741 Harbor Vista Drive, Malibu, California 90265, and Bluesky Systems Holdings, Inc., a Nevada corporation ("Licensee"), having a principal place of business at 1801 Century Park East, Suite 1500, Los Angeles, California 90067, is dated and effective as of October 4, 2011.

RECITALS

A. Licensor is purchasing all right, title, and interest in and to certain inventions, proprietary technology, know-how, and patents and patent applications, listed on Exhibit A, attached hereto, and incorporated herein by reference (“Intellectual Property”), relating to high capacity data storage in a card format.

B.              Licensee is desirous of acquiring exclusive license rights to practice, utilize and exploit the Intellectual Property, in connection with the “Product(s)” for the entire world solely for the Applications.

C. Licensor is willing to grant such rights upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration for the mutual covenants and promises contained in this Agreement, the parties agree as follows:

1.               Definitions

a.                The term "Technology," as used in this Agreement, shall mean all proprietary and non-proprietary know-how, technical data, or other information of any kind regarding the design, manufacture, operation, use, or sale of the Products for the Applications based on the Intellectual Property, foreign counterparts of the Intellectual Property, or of the applications leading to such Intellectual Property, any other Intellectual Property now or hereafter owned or controlled by Licensor, and any modification or improvements thereto made by Licensor or Licensee, all as they may relate to the Applications.

b.               The terms "Product" and "Products," as used in this Agreement, shall mean reader/writers and high capacity data storage in a card format.

c.                The term “Application(s)” shall mean health care, patient management, medical, dental and pharmaceutical records, medicare, medicaid or any other health application, including biometric identification. For avoidance of doubt, any other application, including, without limitation, for financial transactions or security and identification shall require the approval of Licensor.

d.               The term “Ownership” shall mean that except as licensed to Licensee in this Agreement, all right, title and in this technology, product(s) or any newly developed technology shall remain with Licensor.

e.                The term “Licensed Patents” means the (a) patents and patent applications listed on Exhibit A; (b) any patents issued from any such applications described in (i) anywhere in the world; (ii) any divisions, registrations, confirmations, reissues, re-examinations, extensions, renewals, continuations, continuations-in-part, revalidations, additions, substitutions, or renewals entitled to claim priority to any such patent applications or patents described in (i); and (iii) all national, regional and foreign counterparts or other forms of protection, including supplementary protection certificates, claiming priority from the patents or patent applications described in (i) to (iii) above.

f.                The term “Territory” shall mean worldwide.

g.               The term “Exploit” shall mean to develop, make, have made, use, have used, sell, have sold, or import, or have imported and “Exploitation” shall be construed accordingly.

h.               The term “Gross Sales” shall mean the amount of revenues from the sale, license or other Exploitation of the Products less any applicable taxes and returns.

(1)

2.               Grant of Rights

a.                Licensor hereby grants to Licensee an exclusive worldwide license, with the right to grant sublicenses, to use the Technology for the Exploitation of the Products for the Applications for 30,200,000 shares of the Company’s Common Stock. In addition Licensee shall pay a royalty fee of four percent (4%) on all Gross Sales for the licensed Product(s) and Technology including software solutions and payment transactions, and all other potential revenue streams based upon the Product(s) or Technology.

b.               Licensee acknowledges that the Technology requires additional development to enable Licensee to Exploit the Products and in connection therewith shall fund and pay to Licensor certain working capital and costs associated with such further development of the Intellectual Property, in the form of a Non-Reoccurring Engineering fee, as attached as Exhibit B hereto. Licensor shall file for and be the sole owner of additional patents or intellectual property rights resulting from the Non-Reoccurring Engineering Fee as pertaining to the attached Exhibit B, at its expense.

c.                Ownership of any development, improvement, design, layout of the Technology or Products licensed herein shall always be the property of Licensor. Notwithstanding anything to the contrary, all rights to the Licensed Patents or Intellectual Property now existing or to be obtained in the future, which are based on the Products and/or Technology, shall be the sole property of Licensor.

d.               Within twenty (20) business days after the date of this Agreement, Licensor shall disclose to Licensee any and all technical information and know-how then within the knowledge or possession of Licensor which was not already disclosed to Licensee and which would be helpful to Licensee in the Exploitation of the Product or in otherwise Exploiting the subject matter of this Agreement. This disclosure shall take place at Licensor's offices.

e.                Licensee shall have the right to grant sublicenses of the rights granted hereunder subject to the reasonable approval of Licensor except that Licensee shall remain responsible for all obligations hereunder, including the payment obligations.

3.               Warranties and Representations of Licensor

a.                Licensor warrants and represents that it owns or has an exclusive right to the Technology and Intellectual Property rights listed in Exhibit A, and that it is free to enter into this Agreement and that it has no knowledge of any suit, action, or claim instituted or threatened by a third party against any of these intellectual property rights.

b.               Licensor represents, warrants, and covenants that it has not, and during the term of this Agreement will not grant any other license for the Territory for the Application.

c.                Licensor agrees at its expense, to hold Licensee harmless from any liability, which results from any breach by Licensor of these representations and warranties.

4.               Payments and Obligations

a.                Licensee agrees to pay all future costs for development NRE as defined by the attached Exhibit B. Licensor agrees to pay all future fees and costs in connection with the Licensed Patents issued or applications pending at the date of the execution of this Agreement, or, subject to the payment of Non-Reoccuring Engineering Fees, any other future costs associated with the Technology.

b.               Licensee is obligated to pay Licensor a four percent (4%) royalty on Gross Sales of any kind as referenced in 2 (b) above. All sums payable shall be paid in U.S. Dollars and payable quarterly. Payment shall be made within thirty days of the end of each quarter and shall be accompanied by a statement setting forth in reasonable detail the amount of Gross Sales for the applicable quarter.

5.               Records and Reports

All correspondence to Licensor from Licensee shall be in English. Licensee shall keep proper books of account with reference to its use of the Technology

6.               Infringement of Intellectual Property by Third Parties

a.                Should Licensor or Licensee become aware of any infringement or alleged infringement of any Intellectual Property constituting any portion of the Technology, that party shall immediately notify the other party in writing of the name and address of alleged infringer, the alleged acts of infringement, and any available evidence of infringement. Licensor and Licensee agree to work jointly (on a best effort basis) to prevent any infringement and defend the Intellectual Property (including any Licensed Patents) upon which the Technology is based.

b.               Licensor agrees to defend the existing Intellectual Property (including patents filed by Licensor or patents filed by Licensor that will be issued in the future) to the best of its ability. However, if Licensor fails to defend the existing or new Intellectual Property, at its expense, Licensee shall have the right to defend or prosecute any such claim and to seek and receive reimbursement of its expenses incurred.

7.               Term and Termination

a.                With respect to the rights granted herein, this Agreement shall commence upon the execution hereof and, shall continue until the last to expire of the Licensed Patents.

b.               Licensor shall have the right to terminate this Agreement upon thirty (30) days’ notice to Licensee if Licensee is in breach of any of the terms of this Agreement and fails to cure such breach within such notice period. In the event of a termination of this Agreement due to an uncured breach by Licensee, subsequent to the termination of this Agreement, Licensee shall not engage in the Exploitation of the Technology or Product(s) licensed hereunder. Notwithstanding the forgoing, the Licensee may, for up to ninety (90) days after the effective date of such termination, sell all Product(s) which may be in inventory and not sold.

c.                Licensor shall have the right to terminate this Agreement immediately if Licensee files a petition in bankruptcy or if a petition in bankruptcy is filed against it and no dismissal of the involuntary petition is obtained within sixty (60) days of the filing thereof or Licensee becomes insolvent or makes an assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law.

d.               Upon termination of this Agreement, for any reason, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination or which may continue beyond such termination.

(2)

8.               Taxes, Governmental Approvals and Liability

a.                Licensee shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of Licensee in connection with the Exploitation of the Technology or the Products. Licensor is solely responsible for any and all taxes, fees, etc., levied by the authorities because of being the inventor of the patented Technology, because of the receipt of any fees, royalties or other income of any kind and all payment by third parties to Licensor because of the licensed Technology including but not limited to the fees payable under this Agreement.

b.               Licensee shall, at its own expense, be responsible for applying for and obtaining any approvals, authorizations, or validations relative to this Agreement under the appropriate national laws or otherwise, including authorization for the remittances hereunder from the appropriate governmental authorities.

c.                Licensee shall be responsible for all Product liability and Product warranty for any Products manufactured for or by Licensee under this Agreement or the Non-Re-Occurring development defined as Exhibit B attached hereto and shall insure this risk accordingly. Licensee shall indemnify Licensor for any and all claims brought against Licensor of which the cause of action was set by any act of Licensee related to any Products covered by this Agreement.

9.               Independence of the Parties

This Agreement shall not constitute the designation of either party as the representative or agent of the other, nor shall either party by this Agreement have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the other, except as described herein.

10.            Assignment

a.                Licensee shall not have the right to assign or otherwise transfer this Agreement and the rights acquired by Licensee hereunder, without the consent and approval of Licensor.

b.               Licensor shall have the right to assign or otherwise transfer this Agreement and the rights herein, to any third party, without the prior written consent of Licensee.

c.                Subject to Section 2d, Licensee shall be free to sublicense others to manufacture the Products.

11.            Notices

a.                All notices, demands, and other communications under this Agreement shall be deemed to have been duly given and delivered one (1) day after sending, if sent by fax, or email, and ten days after posting, if sent by registered mail, postage prepaid, to the parties at the addresses set forth in the introductory paragraph.

The parties hereto may give written notice of change of address, and, after such notice has been received, any notice of request shall thereafter be given to such party at the changed address.

12.            Jurisdiction; Governing Law

a.                Any dispute, controversy or claim between the parties arising out of or in connection with this Agreement (or related or subsequent agreements or amendments thereto), in particular (but not limited) as to its conclusion, existence, validity, interpretation, performance or non-performance, breach, termination, the assessment of damages including claims in tort, whether arising before or after the termination of this Agreement, shall be referred to and finally determined by three arbitrators appointed in accordance with the rules of arbitration of the American Arbitration Association, with the exclusive venue located in Las Vegas, Nevada. The arbitral proceeding shall be conducted in the English language.

b.               This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, except that the Federal Laws of the United States of America shall apply to questions regarding the validity or infringement or enforceability of United States Federal Patent and Trademark rights relating in any way to this Agreement or the subject matter of this Agreement.

13.            Attorney Fees

In the event there is a default under this Agreement and it becomes reasonably necessary for any party to employ the services of any attorney, either to enforce or terminate this Agreement, with or without arbitration, the losing party or parties to the controversy arising out of the default shall pay to the successful party or parties reasonable attorneys fees and, in addition, such costs and expenses as are incurred in enforcing or in terminating this Agreement.

(3)

14.            General Provisions

a.                The parties hereto have read this Agreement and agree to be bound by all its terms. The parties further agree that this Agreement shall constitute the complete and exclusive statement of the agreement between them with respect to the subject matter herein, and supersedes all proposals, oral or written, and all other communications between them relating to the Technology and Products, including but not limited to the inventions, technology, and know-how, which are the subject matter of this Agreement.

b.               No agreement changing, modifying, amending, extending, superseding, discharging, or terminating this Agreement or any provisions hereof shall be valid unless it is in writing and is dated and signed by duly authorized representatives of the party or parties to be charged.

c.                The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

d.               Failure of any of the parties hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for therein, shall in no way be considered a waiver of such provisions, rights, or election or in any way to affect the validity of this Agreement. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. The failure by any of the parties hereto to enforce any of said provisions, rights, or elections shall not preclude or prejudice other provisions, rights, or elections which it may have under this Agreement. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent or waiver of, or excuse for any other, different or subsequent breach. All remedies herein conferred upon any party shall be cumulative and no one shall be exclusive of any other remedy conferred herein by law or equity.

e.                Time is of the essence in the performance of each and every obligation and covenant imposed by this Agreement.

f.                This Agreement shall be binding not only upon the parties hereto, but also upon without limitations thereto, their assignees, successors, heirs, devices, divisions, subsidiaries, officers, directors and employees.

g.               There shall be no liability on either party on account of any loss, damage, or delay occasioned or caused by strikes, riots, fires, insurrection or the elements, embargoes, failure of carriers, acts of God or of the public enemy, compliance with any law, regulation or other governmental order, or any other causes beyond the control of either party, whether or not similar to the foregoing.

h.               Except as provided elsewhere in this Agreement, all of the legal, accounting, and other miscellaneous expenses incurred in connection with this Agreement and the performance of the various provisions of this Agreement shall be paid by the party who incurred the expense.

i.                 All covenants, agreements, representations, and warranties made herein in writing in connection with this transaction shall survive after the closing date.

j.                 Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

k.               This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original all of which constitute one and the same agreement.

l.                 In any action for breach of this Agreement or for any other cause of which neither party shall be liable to the other party for any indirect or consequential damages; provided, however, that this provision shall not be deemed to limit in any way Licensee’s duty to indemnify Licensor for claims brought by third parties as set forth in Section 6 of this agreement.

[Signatures on next page]

(4)

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first mentioned above.

LICENSOR LICENSEE

Supera Group, Inc.	Bluesky Systems Holdings, Inc.
By: _____________________________	By: ________________________________
Its: _____________________________	Its: ________________________________

(5)

EXHIBIT A

INTELLECTUAL PROPERTY

(1)             Serial Number 09/426,793-2355, PATENT 7,036,739. “Data Storage Device, Apparatus and Method for Using Same.” Filed 10/23/1999.

(2)             Serial Number 60/161/302, “Data Storage Device, Apparatus and method for Using Same.” Filed 10/23/1999.

(3)             Serial Number 09/693,271-7503. “Data Storage Device, Apparatus and Method for Using Same.” Filed 10/23/1999.

(4)             Serial Number 09/502.812-5712. ALLOWED PATENT, waiting for issuance. “Article Having An Embedded Accessible Storage Member, Apparatus and Method For Using Same.” Filed 2/9/2000.

(5)             Serial Number PCT/US00/41444. NATIONAL STAGE ENTERED. “Data Storage Device, Apparatus and Method For Using Same.” Filed 10/19/2000.

(6)             Serial Number 11256525. PATENT 7,201,324. Data Storage Device, Apparatus and Method For Using Same.” Filed 10/19/2000.

(7)             Serial Number 00986831.6. PENDING “Data Storage Device, Apparatus and Method For Using Same.” Filed 10/19/2000.

(8)             Serial Number 2001-534145. PENDING. “Data Storage Device, Apparatus and Method For Using Same.” Filed 10/19/2000.

(9)             Serial Number 12210064. PENDING. “Article Having An Embedded Accessible Storage Member, Apparatus And Method For Using Same.” Filed 9/12/2008.

(10)          Serial Number 12210083. PENDING. “Article Having An Embedded Accessible Storage Member, Apparatus and Method For Using Same.” Filed 9/12/2008.

(11)          Serial Number 09/410.679. PATENT 6,410,330 BI. “Data Storage Device, Apparatus and Method For Using Same. Filed 10/1/1999. UltraCard and Komag.

(12)          Serial Number 08/215,140. PATENT 5,521,774. “Memory Storage Module For Storing and Accessing.” Filed 3/18/1994.

(13)          Serial Number 08/606,359. PATENT 5,621,583. “Method and Device For Reading and Writing Magnetically Encoded Data On Linear Tracks.” Filed 2/23/1996.

(14)          Serial Number 08/606,170. PATENT 5,739,975. “Memory Storage Module For Storing and Accessing Magnetically Encoded Data On Linear Tracks.” Filed 2/23/1996.

(15)          Serial Number PCT/US99/14424. National Stage Entered. “Data System With Support Surfaces For Reciprocating Data Head.” Filed 6/24/1999.

(16)          Serial Number 07/342,217. PATENT 5,107,099. “Drive Apparatus For Data Storage Device.” Filed 4/24/1989.

(17)          Serial Number 07/871,447. “Drive Apparatus For Data Storage Device.” Filed 4/21/1992. Abandon.

(18)          Serial Number 09/113,783. PATENT 6,131,816. “Data System With Support Surfaces For Reciprocating Data Head.” Filed 7/10/1998.

(19)          Serial Number 09/663,658-2181. PATENT 6,871,787. “Data Storage Having A Glass Substrate And Data Surface Region And Method For Using Same.” Filed 9/15/2000.

(20)          Serial Number 09/654,542-6237. PATENT 6,875,569. “Data System.” Filed 9/1/2000.

(21)          Serial Number 09/654,542. PATENT 6,938,825. “Data System.” Filed 9/1/2000.

(22)          Serial Number 11/033,342-5932. PATENT 7,073,719. “Data System”, Filed 1/10/2005.

(23)          Serial Number PCT/US90/02225. National Stage Entered. Improved Magnetic Disk Drive Apparatus And Method.” Filed 4/24/1990.

(24)          Serial Number 29/152,431-8904. PATENT D494, 999 S. “Credit Card With Accessible Rotatable Storage Member.” Filed 12/14/2001.

(25)          Serial Number 29/152,432-8903. Continuation. “Credit Card With Internal Rotatable Storage Member Accessible From A Surface Of A Credit Card.” Continuation 1/27/2005.

(26)          Serial Number 29/222,379-6313. PATENT D510,595. “Credit Card With Internal Rotatable Storage Member Accessible From A Surface Of A Credit Card.” Filed 1/27/2005.

(27)          Serial Number 29/152,434-8902. PATENT D509,847. “Removable and Reinsertable Storage Member For A Credit Card’. Filed 12/14/2001.

(28)          Serial Number 60/341,662-9376. “Credit Card With Accessible Rotatable Storage Member, Data Processing System And Method For Using Same.” Filed 12/14/2001. Abandon.

(29)          Serial Number 09/663,832-4031. PATENT 6,969,006. “Rota table Portable Card Having A Data Storage Device, Apparatus and Method For Using Same.” Filed 9/15/2000.

(30)          Un-filed. “Data Card With Accessible Rotatable Storage Member, Data Processing System And Method For Using Same.” Opened 1/26/20048

(31)          There are twenty seven serial number files that have been consolidated into other broader filings and some others have been abandoned but will be transferred.

(32)          PATENTS: 7,988,061, issued August 2, 2011; 7,988036, issued August 2, 2011; 7,487,908, issued February 10, 2009.

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EXHIBIT B

NON-REOCCURRING SPECIFICATIONS

and

BUDGET AGREEMENT

STATEMENT OF WORK

Phase I

Reactivate Iceberg 5. Install new heads, suspension, media, card(s), software that allows for access to the existing demonstration software utilized in prior demonstrations. Compile all available drawings and technical information from all sources with information on the prior development of this technology.

Feasibility Units. OCM’s and ODM’s are identified. Generate conceptual specifications, designs, drawings, layouts, a bill of subassemblies, design schedule, and define testing requirements for qualification of all product construction and development. This includes the read only options for backwards compatibility for other card technologies. System detailing for mechanical, electrical, firmware, cards and media drawings documented in solid works or catia.for mechanical and orcad for electrical. Circuit board layouts documented throughout development in pads power PCB. Initial OS, software and firmware are selected for second phase.

Engineering Verification Units. Any ODM’s and/or OCM’s are in contract. Phase II combines both functions of product development for EVT and Design Verification unit builds. Initially it tests and qualifies all revisions for components cards, media, OS, firmware and software for both demonstration units as well as early preliminary pre-pilot application use

Phase II

Design Verification Units. All necessary ODM’s and OCM’s are in contract. The DVT units conform; form factor, volume manufacturing design for reader/writers, cards, media, OS, firmware and application software to be used in pilot delivery. These units are to be used for pilot delivery and will test software applications, OS, firmware, reader/writers, cards and media. This is the total test of all components and end-to-end solutions. These units test the hard tooled process developed for the pilot delivery and any final design, layout or component changes can still be made before pre-production.

Phase III

Pre-Production Maturity Units. Any ODM’s and/or OCM’s are in contract. Final testing of hard tooling for all manufacturing processes in conjunction with feedback from the pilot product delivery of EVT and DVT units. Turn over to mass, volume manufacturing is the next step.

Mass Production Units. The entire component system is ready for ramp-up volume, mass manufacturing, including: reader/writers, cards, media, circuit boards, OS and application software.

COSTS and MILESTONES

Phase I Cost - $ 4,300,000

Deliver a reactivated Iceberg 5 for internal demonstration only. Generate all necessary documentation, testing and qualification documents, drawings and programs needed to start Phase II. Identify all necessary ODM’s and OCM’s necessary to start and generate detailed design for mechanical and electrical schematics for use in EVT units and deliver samples for field evaluation and initiate life testing.

Phase II Cost - $ 7,005,400

Complete documentation as a deliverable. Initiate pilot delivery of all reader/writers, cards and software applications to end-users. If any agency certifications are required, it will be done at this level prior to the start of Phase III.

Phase III Cost - $ 3,255,000 through year-end of year 1, carry over into first quarter of tear 2 is an additional $2,000,000.

Establish all necessary suppliers and manufacturers for contracts and document turnover necessary for the mass, volume manufacturing and process manufacturing for all of the components for worldwide delivery of the products.